Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2021
February 17, 2022

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s fourth quarter and full year 2021 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides. The supplemental materials are accessible on our IR website at www.trin.net. These slides can be found under the Events and Presentations portion of the website, along with the Fourth Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on February 24, 2022. The replay number is (877) 344-7529 with an access code of 5826703. A replay of the webcast will also be available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
I hope 2022 is off to a safe and healthy start for all of you. We had a busy and successful end of the year, highlighted by the divestiture of our highway products business on December 31st, and we are excited about the year ahead. Our optimization efforts continued despite the supply chain and labor headwinds across the industrial economy, and our commercial team actively pursued new opportunities for our existing products and services while exploring ways to expand our offerings. We believe we are through the worst of the cycle, with strong metrics to support growth in both our Rail Products and Railcar Leasing and Management segments. Furthermore, considering both the supportive industry environment and our internal business optimization work, our management team and Board firmly believe we enter 2022 poised for meaningful growth. We are entering the second year of our three year plan we introduced at our Investor Day in late 2020, and we are on track to meet the goals we presented then. Needless to say, we are excited to sustain this momentum into 2022 as we seek to accelerate our growth. The timing for this acceleration appears opportune. In short, we think 2022 is going to be a good year.
Let me summarize some key themes from our fourth quarter and the full year. Please turn to Slide 3.
We remain encouraged by the improving macro conditions that affect our business, and we expect the North American economy to continue its post-pandemic recovery in 2022. One of the unique aspects of this recovery has been the accelerated rate of inflation for both consumers and producers. Our business is resilient in an inflationary environment, as we have the ability to re-price our lease assets and keep up with inflation. Inflation can also make existing railcars more attractive to our end users as the price for new equipment tends to grow more quickly. Higher steel prices also make older assets more valuable to scrap, and significant retirement levels over the last few years, especially in key freight car markets like box cars, gondolas, and grain covered hoppers, support increased demand for new railcars.
We expect 2022 rail traffic to be driven by agriculture, chemicals, and construction materials and therefore be a freight-car led recovery. This cycle is differentiated from prior cycles as there is no single railcar driving increased rail traffic, which gives more opportunities for lease fleet utilization as well as increased deliveries. Consistent with our peers and the industry, we think 2022 will see railcar production at or slightly above replacement levels, and we are forecasting industry deliveries of 40,000 to 50,000 annually.
Some highlights from our consolidated results for the quarter and the full year are highlighted on Slides 4 and 5. As a quick note, our highway products business has been retroactively included as part of discontinued operations and therefore not in our continuing operations. In the fourth quarter, Trinity generated revenue of $472 million, up 31% from the fourth quarter of 2020. Our GAAP EPS from continuing operations for the quarter was $0.16, and our adjusted EPS was $0.08. For the full year, our GAAP EPS was $0.38, and our adjusted EPS of $0.34 was up $0.18 over full year 2020. Eric will discuss the impact of the highway products business in a few minutes.
Cash flow from continuing operations in the quarter was $197 million and $616 million for the full year. Free cash flow for the full year after investments and dividends was $539 million. This is evidence of our successful optimization efforts. We have proven that our business has the ability to generate substantial and stable cash, which gives us flexibility to further optimize our balance sheet and drive shareholder value through accretive capital allocation.
Let’s turn to Slide 6, and we can review the railcar market as a whole and where we are today as a business. Rail traffic in 2021 was a marked improvement over the lows of 2020. However, in the start of this year, we have seen rail traffic decline relative to 2021, largely due to the omicron wave of the pandemic driving labor disruptions in the United States, as well as winter weather in Canada. We expect to see this improve as these near term disruptions are resolved. Railcars in storage continue to decline, with the storage rate falling below 20% in December for the first time since the summer of 2019. Storage rates are currently 7.4% down sequentially quarter over quarter.
These supportive market conditions are translating into improved business fundamentals for Trinity as well. Fleet utilization is at 95.7%, which is back to pre-pandemic levels from two years ago. Additionally, after inflecting positively last quarter for the first time since we introduced the metric, our FLRD improved again in the fourth quarter to a positive 2.2%, which means current lease rates are higher than the expiring rates Trinity will encounter in the next twelve months. We like this metric because it is forward-looking and specific to the leases that are expiring. It’s also worth noting that the FLRD is positive even after accounting for some tough comps on select car types, like pressure cars and general service tank cars. Supporting the upward trends in rates, in the fourth quarter renewal rates increased by 12.8%.
In Rail Products, I noted our optimism for orders and deliveries improving in 2022 and beyond. In the fourth quarter, we received orders of 5,360 railcars, which was 358% higher than a year ago, and deliveries of 2,805 railcars were 26% higher. Another testament to our optimization efforts has been the commercial team’s ability to sustain traditional levels of market share while implementing a more aggressive pricing strategy. Although this is a freight car driven recovery, the lower margin on freight cars will be more than offset by the improvement in volume. Supply chain delays are impacting the timing of some near term deliveries, but there are lasting demand dynamics driving 2022 optimism and likely beyond as well. It is also worth noting that in 2022 we have experienced labor shortages in North America due to absenteeism from COVID. While this has been a headwind of 10 to 15 percent of the workforce in some of our facilities, declining case rates from the latest wave of COVID-19 have us optimistic that our workforce can return to regular levels of productivity in the coming weeks.
On Slide 7, let’s turn to Trinity’s segment results for the quarter.

In our leasing business, revenue and operating profit were slightly down from the last quarter. As already mentioned, renewal rates and the FLRD were both improved in the quarter, which is a leading indicator for revenue and margin growth in 2022. Our ability to renew expiring contracts improved through the year with a 2021 renewal rate of 79% – the best rate we have seen since 2014.
Now looking at the Rail Products Group, revenue and margin were both improved from last quarter, and book-to-bill in the quarter was 1.9x. As I mentioned earlier, although the supply chain disruptions and labor issues we discussed in the last quarter still persist, we have made significant progress, especially in terms of supply chain, toward improved results. Operating margins in the Rail Products Group were 3.3%, up from negative 0.9% the prior quarter. Compared to last year, new railcar deliveries for the full year were down 23%. This is largely due to an order that needed to deliver at the first of this year, a supply chain issue that pushed some deliveries into 2022, and weakness in tank car demand.
I’ll move to Slide 8 with an update on our returns optimization initiatives. The highlight of the quarter, from an enterprise optimization perspective, was the divestiture of our highway products business, so I’d like to take a minute to talk about that transaction with you.
In the quarter, Trinity completed the sale of Trinity Highway Products to a private equity fund, Monomoy Capital Partners, for an aggregate purchase price of $375 million, and we recorded a net gain of $131 million on the sale, which is reflected in discontinued operations. We had said previously that we were not the appropriate long-term owner, and this business was not core to Trinity. Therefore, completing this transaction represented the completion of our Company’s desire to be fully focused on rail-related industries. We were pleased with the terms of the sale and immediately deployed the $375 million of proceeds back to our shareholders with a two-pronged strategy.
First, we directly purchased $250 million worth of stock, or 8.8 million shares, from Value Act in a privately negotiated transaction. Second, we used the remaining $125 million of proceeds to enter into an accelerated share repurchase, or ASR, agreement. The ASR is part of our existing authorization, so including shares previously repurchased, after completing the ASR we will have approximately $73 million left in the authorization that we expect to repurchase before it expires at the end of the year.
All in all, our team did a phenomenal job getting this transaction completed and getting the proceeds immediately and effectively deployed.

Looking at 2021 as a whole, we made substantial progress toward our strategic initiatives. Our Trinsight development was awarded Innovation of the Year by the Canadian Association of Rail Suppliers, and we are on target as far as cars on-line with Trinsight. Our sustainable railcar conversion program continues to grow, with 1,150 cars in our backlog and 650 delivered in the full year. In the fourth quarter, we re-tanked approximately 80 cars and completed a heavy rebody on 210 cars. As a point of reference, for our conversions, we are able to reuse varying levels of components depending on the donor railcar, but generally, we can reuse anywhere from 10,000 to 25,000 pounds of material per railcar, which is a meaningful source of waste minimization.
Additionally, we view the Wafra transaction we completed in the third quarter as a major step toward lease fleet optimization, and the partnership is off to a great start. And, for the full year, we returned $895 million to our shareholders, including $807 million in share repurchases.
Before I hand the call over to Eric, I’d like to reinforce our purpose statement, which is “Delivering Goods for the Good of All.” The challenges of the past few years have taught us all many lessons, and here at Trinity, we see the supply chain disruptions and the subsequent ripple effects around the world as a good opportunity to re-visit increased use of rail as part of an integrated supply chain. We continue to partner with railroads and shippers, through programs like RailPulse, to look for ways to improve rail for the greater good of the broader supply chains and overall North American economy. We are better positioned with our pricing and have made great strides in reducing costs, and we are focused on strong returns.
We think the sustainability of rail as compared to other modes of transport provides a unique opportunity as our customers think about de-carbonization. We are also committed to improving the efficiency of rail and are deliberate in our new product development process. On average, we spend about $10 million a year on new product development and plan to do so again in 2022.
In 2021, our new products included a horizontal side seam large covered hopper for the agriculture market, which optimizes the clearance envelope of the railcar through corrugated sides for strength and efficiency. The result is a railcar with more capacity and 5 feet shorter than a traditional covered hopper. This means more railcars per train and less fuel per unit of commodity. We also developed a new composite floor for the refrigerated box car market, which allows for an easy transition from fresh food to frozen food service and improves the versatility and utilization of this car type.
We believe the rail industry is poised for growth, and there are opportunities up and down the supply chain to increase efficiency and remove friction. We continue to look for opportunities to grow Trinity’s presence in the supply chain, both organically and through acquisitions. We know rail has room for improvement in terms of predictability and efficiency, but Trinity is committed to being part of the solution.
With that, let me hand the call over to Eric for more detail on our results.
Eric R. Marchetto,
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone.
Though the operating environment over the last two years has been challenging, we made significant progress at Trinity in 2021. We completed financing activity of approximately $1.6 billion, which conformed to our Green Financing Framework and took advantage of historically low interest rates, lowering our aggregate borrowing costs by approximately 100 basis points. We launched a joint venture program with Wafra targeting up to $1 billion in railcar lease investments, we divested our highway business, we raised our quarterly dividend, and we returned $895 million to our shareholders through repurchases and dividends. In short, we have made a lot of progress on our strategic initiatives and are poised to take advantage of the operating leverage of our business.
Jean spoke about the market improving. This is certainly evident in key industry metrics – orders are up, backlog is up, scrapping remains strong, lease rates are rising, and we anticipate easing of the headwinds coming from supply chain and labor disruptions in the quarters to come. These market metrics are positive, but I also want to reinforce my optimism about Trinity specifically being well-positioned to capitalize on these market dynamics. With the fourth quarter sale of our highway products business and the work we have done to optimize our balance sheet, we are focused on optimizing returns in our business.
I will begin on Slide 9 with a summary of the quarter. Starting with the income statement, fourth quarter consolidated revenue from continuing operations totaled $472 million. For the quarter, GAAP earnings per share were $0.16. Adjusted earnings per share of $0.08 declined sequentially, due mainly to the gain from the Wafra sale in the third quarter, but improved from a negative $0.02 year over year. Full year adjusted earnings per share from continuing operations of $0.34 were compared to full year 2020 adjusted EPS of $0.16.
Turning to the cash flow statement, full year cash flow from continuing operations totaled $616 million, with $197 million in the fourth quarter. We collected $189 million of our income tax receivable in the fourth quarter related to the CARES Act, which was excluded from our guidance of $450 to $475 million. Our cash flow was slightly down from our expectations because we made the decision to increase our working capital. The increased working capital positions us to mitigate some of the impacts of supply chain disruptions.
In the quarter, we invested $183 million in our lease fleet, bringing us to a full year total of $547 million. After proceeds from car sales, our net lease fleet investment for the year was $93 million.
Manufacturing capex for the quarter was $7 million, which brings our full year manufacturing capex to $24 million.
Total Free Cash Flow after Investments and Dividends was $28 million in the fourth quarter, which brings the full year total to $539 million. As Jean noted, we returned $895 million to shareholders this year through share repurchases and dividends and increased our quarterly dividend by $0.02, or approximately 10%, in the fourth quarter.
We finalized the divestiture of Trinity Highway Products on the last day of the year, and we have moved its financial results, which was the bulk of what we previously called the “All Other” segment, to discontinued operations and now report our operating results in two reportable segments: the Railcar Leasing and Management Services Group and the Rail Products Group. Highway results are now excluded from continuing operations in both the current and prior periods. Any results I discuss today, as well as any forward-looking statements, will exclude highway products unless otherwise noted. Historical financials recast in our reportable segments are available in the 10-K that we will file today. Our 10-K also details an accrual we booked in the fourth quarter in regards to the Highway Missouri class action lawsuit. We are focused on avoiding the uncertainty and further expense of this lawsuit and putting the highway litigation behind us.
For clarity and to help you compare today’s numbers with what we have previously reported, Slide 10 provides the view of 2021 results including Highway Products. Highway Products’ earnings per share, excluding the gain on sale and the Missouri class action litigation charge, were $0.05 in the fourth quarter and $0.28 for the full year. Therefore, adding Trinity Highway Products adjusted EPS to our adjusted EPS from continuing operations yields 2021 EPS of $0.13 in the fourth quarter and $0.62 for the full year, which is the comparison to past results. Future results, including the 2022 guidance we are providing today, will compare to the $0.34, which is 2021 adjusted EPS from continuing operations.
Turning to Slide 11, let’s review our capitalization. We ended the year with liquidity of $782 million. Going forward, we plan to continue prioritizing returns but are also pursuing disciplined investment in our business, whether through lease fleet investment or acquisitions. Our cash flow gives us the flexibility and the ability to make investments in the business. We believe the work we have done to optimize our capital structure gives us the right to grow, and we are excited by the opportunities we see.
I wanted to provide some high level guidance for 2022 on Slide 12.
As Jean mentioned, we are forecasting industry deliveries of 40,000 to 50,000 railcars in 2022, and we expect Trinity to maintain a similar market share of railcar orders and deliveries as we have historically. We are not including sustainable railcar conversions in our industry delivery projections.
We expect net lease fleet investment for the year of $450 million to $550 million, which is significantly higher than 2021. This includes sales from our lease fleet into our RIV Program and the secondary market. Fleet investments and proceeds from these transactions will be expected through the year as we actively optimize our fleet. We expect Trinity’s manufacturing capex to be $35 to $45 million, which consists of investments in safety, efficiency, and automation.
Given better visibility into our business and a more predictable operating environment, we are providing EPS guidance of $0.85 to $1.05 for continuing operations, which represents growth of approximately 179% at the midpoint over 2021 adjusted EPS of $0.34. We expect our earnings to improve throughout the year. Most of the year over year improvement should come in Rail Products due to strong orders and deliveries along with recovery from labor and supply chain disruptions. In Leasing, a rising FLRD forecasts increasing revenue through the year with remarketing rates above expiring rates. Additionally, we continue to proactively manage our lease fleet to optimize returns.
We are optimistic about the year ahead as we see positive momentum around the industry but also acknowledge lingering uncertainty around COVID-19, supply chain disruption, and labor impacts. Furthermore, we are now delivering orders that were taken at the bottom of the cycle, which we anticipate will create an overhang on our margins in the first half of the year.
Despite the unprecedented challenges of the last few years, Trinity has been able to leverage its platform to deliver returns even at the bottom of the cycle. With market conditions improving, we look forward to continuing to demonstrate the power of our platform and our ability to create and sustain value over the long term. As always, we thank you for your support.
Operator, you may now take us to questions from our participants.

E. Jean Savage
Chief Executive Officer and President
Thank you for joining us this morning. We are now in the second year of our three year strategic plan and are on track to meet the goals presented at our Analyst Day in late 2020. 2021 was a year of optimization at Trinity – optimization of our balance sheet, our lease fleet, and our overall enterprise. We are confident that our execution to date and through the remaining strategic plan position Trinity to drive significant growth in the years ahead, especially in an improving railcar market.
Thank you again, and we look forward to updating you on our progress on our next conference call.
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